AMERICAN FUNDS INSURANCE SERIES

Establishment and Designation of Additional Series

of Shares of Beneficial Interest Without Par Value

(the “Instrument”)

The undersigned, being a majority of the Trustees of American Funds Insurance Series, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 6.1 and 6.10 of the Trust’s Declaration of Trust dated September 9, 1983, as amended (the “Declaration of Trust”), hereby further divide the shares of the Trust into an additional series of shares of beneficial interest known as “American Funds IS 2035 Target Date Fund, “American Funds IS 2030 Target Date Fund,” “American Funds IS 2025 Target Date Fund,” “American Funds IS 2020 Target Date Fund”, “American Funds IS 2015 Target Date Fund,” and “American Funds IS 2010 Target Date Fund,” (without making any other changes with respect to voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust).

The Trust hereby establishes and designates an additional series of shares of beneficial interest of “American Funds IS 2035 Target Date Fund, “American Funds IS 2030 Target Date Fund,” “American Funds IS 2025 Target Date Fund,” “American Funds IS 2020 Target Date Fund,” “American Funds IS 2015 Target Date Fund”, and “American Funds IS 2010 Target Date Fund,” each comprised of Class 1 shares, Class 1A shares, Class 2 shares, and Class 4 shares, and to create additional series of shares of beneficial interest in the American Funds Insurance Series Target Date series of funds at a later date as deemed appropriate by the Trust’s investment advisor (any such funds shall be included in the term “Funds”).

The aforementioned action taken by the Board of Trustees shall serve as an amendment to the Declaration of Trust without the vote or consent of Shareholders of the Trust.

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

The foregoing shall be effective as of the date set forth below.

/s/ William H. Baribault

William H. Baribault, as Trustee

/s/ James G. Ellis

James G. Ellis, as Trustee

/s/ Nariman Farvardin

Nariman Farvardin, as Trustee

/s/ Michael C. Gitlin

Michael C. Gitlin, as Trustee

/s/ Mary Davis Holt

Mary Davis Holt, as Trustee

/s/ R. Clark Hooper

R. Clark Hooper, as Trustee

/s/ Merit E. Janow

Merit E. Janow, as Trustee

/s/ Laurel B. Mitchell

Laurel B. Mitchell, as Trustee

/s/ Donald D. O’Neal

Donald D. O’Neal, as Trustee

/s/ Margaret Spellings

Margaret Spellings, as Trustee

/s/ Alexandra Trower

Alexandra Trower, as Trustee

Dated: June 13, 2019